Strictly Private & Confidential

May 2, 2011

Adam S. Gottbetter

Gottbetter & Partners, LLP

488 Madison Avenue, 12th Floor

New York, NY 10022

Re:         Service Agreement

Dear Adam:

This letter is to acknowledge that on December 22, 2010, Gottbetter & Partners, LLP (“G&P”) received from California Gold Corp. (“CLGL”) $100,000 in cash, as settlement in full of the attached G&P invoices totaling $257,665 (the “G&P Outstanding Invoices”), in connection with the legal services G&P provided to CLGL from August 15, 2007 through November 30, 2010. G&P agrees to completely release and forever discharge CLGL (together with its employees, agents, parents, subsidiaries, affiliates or other representatives, heirs, executors, successors and assigns), of and from any and all past, present or future claims, demands, obligations, actions, causes of action, rights, damages, costs, loss of services, expenses and compensation which G&P now has, or which may hereafter accrue or otherwise be acquired by G&P, on account of, or in any way growing out of the G&P Outstanding Invoices, and G&P agrees not to initiate or voluntarily participate in any legal action, charge or complaint against CLGL with respect to any such debts or obligations.

This agreement is limited specifically to the G&P Outstanding Invoices and does not impact or affect in any way CLGL’s obligations to G&P with respect to any fees due G&P by CLGL for legal services provided by G&P to CLGL following November 30, 2010.

Very truly yours,

California Gold Corp.

By:	/s/ James D. Davidson
Name: James D. Davidson
Title: President and CEO

ACCEPTED AND AGREED to on this 2nd day of May, 2011

Gottbetter & Partners, LLP

By:	/s/ Adam S. Gottbetter
Name: Adam S. Gottbetter
Title: Managing Partner